Turner Valley Announces Executive Appointment and New Headquarters

Tuesday February 21, 10:22 am ET

CALGARY, AB--(MARKET WIRE)--Feb 21, 2006 -- Turner Valley Oil and Gas Inc. (OTC BB:TVOG.OB - News) is pleased to announce that Mr. Kulwant Sandher has joined our Company as President and CFO.

Kulwant Sandher is a Chartered Accountant who has 18 years of experience in operational, finance/accounting management roles in public and private companies. Most recently, Kulwant has been CFO/COO for a venture backed private corporation in the transportation industry. He has also served as a consultant to Turner Valley for the past two and half years, during which time he has helped lead the strategic planning of TVOG's substantial growth in accretive value.

Mr. Paton-Gay will remain as CEO and Chairman of Turner Valley Oil and Gas Inc. and its wholly owned Canadian subsidiary, TV OIL and GAS CANADA Limited. Mr. Paton-Gay was recently re-elected to the Board of Directors of WIN ENERGY INC. at its Annual General Meeting on January 31st, 2006. He was also re-elected to serve as Chairman for another term.

Furthermore, Turner Valley is very pleased to announce that the Company and its wholly owned Canadian Federally Chartered subsidiary, TV Oil and Gas Canada Limited have opened their new Head Offices at 700 West Pender, Vancouver, British Columbia. Mr. Sandher will be assuming his new positions in the Company's Head Offices as of March 1st 2006.

ABOUT TURNER VALLEY OIL AND GAS

Turner Valley Oil and Gas is an emerging oil and gas company focused on exploration for, development drilling for, and transmission facilities for the production and sale of oil and gas. Turner Valley Oil and Gas is focused on increasing production by means of continuing acquisitions, development projects and exploration drilling within a joint venture framework. Turner Valley is expecting to realize a significant capital gain on its holdings in WIN Energy as 2006 continues and it is the Company's intention to continue to aggressively grow its oil & gas initiatives.

FORWARD-LOOKING STATEMENT

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management's current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company. Statements identified by words such as "expects," "projects," "plans," "believes," "estimates," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These and other forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from TVOG's operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in TVOG's reports filed with the Securities and Exchange Commission. TVOG disclaims any responsibility to update these forward-looking statements.

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Contact:
Greg Werbowski
Turner Valley Oil and Gas
Toll Free 866-696-8864
Website: http://www.turvagas.com
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